Exhibit 5.1

GIBSON DUNN	Gibson, Dunn & Crutcher LLP
555 Mission Street
San Francisco, CA 94105-2933
Tel 415.393.8200
www.gibsondunn.com
August 28, 2014
Conversant, Inc.
30699 Russell Ranch Road, Suite 250
Westlake Village, California 91362

Re:	Conversant, Inc.
Registration Statement on Form S-8
Ladies and Gentlemen:
We have examined the Registration Statement on Form S-8 (the “Registration Statement”), of Conversant, Inc., a Delaware corporation (the “Company”) filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the offering by the Company of up to (a) 10,834,694 additional shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), issuable to eligible individuals under the Company’s 2002 Stock Incentive Plan (the “Incentive Plan”) and (b) 2,000,000 additional shares of Common Stock issuable to eligible individuals under the Company’s 2007 Employee Stock Purchase Plan (the “ESPP” and together with the Incentive Plan, the “Plans”).
We have examined the originals, or photostatic or certified copies, of such records of the Company and certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinions set forth below. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.
Based upon the foregoing examination and in reliance thereon, and subject to the assumptions stated and in reliance on statements of fact contained in the documents that we have examined, we are of the opinion that the shares of Common Stock issuable under the Plans, when issued in accordance with the terms of the respective Plan, will be validly issued, fully paid and non-assessable.
We render no opinion herein as to matters involving the laws of any jurisdiction other than the Delaware General Corporation Law (the “DGCL”). We are not admitted to practice in the State of Delaware; however, we are generally familiar with the DGCL as currently in effect and have made such inquiries as we consider necessary to render the opinions above. This opinion is limited to the effect of the current state of the law of the DGCL and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such law or the interpretations thereof or such facts.
We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,
/s/ GIBSON, DUNN & CRUTCHER LLP
Gibson, Dunn & Crutcher LLP